Exhibit 10.3

Deutsche Bank

To:                     Genco Shipping & Trading Limited

Copy:      Genco Lorraine Limited

Genco Pyrenees Limited

Genco Loire Limited

Genco Bourgogne Limited

Genco Picardy Limited

Genco Aquitaine Limited

Genco Normandy Limited

Genco Auvergne Limited

Genco Provence Limited

Genco Ardennes Limited

Genco Brittany Limited

Genco Languedoc Limited

Genco Rhone Limited

10 March2016

Dear Sirs

US$253,000,000 secured loan agreement dated 20 August 2010 (as amended by a side letter dated 24 August 2010, as further amended by a waiver letter dated 20 December 2011, as further amended and restated on 1 August 2012, as further amended and restated on 9 July 2014 and as further amended, supplemented or restated from time to time, the “Loan Agreement”) made between (1) Genco Shipping & Trading Limited as borrower, (2) the Lenders (as defined therein), (3) Deutsche Bank AG Filiale Deutschlandgeschäft, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, (4) ourselves as agent for the Lenders, (5) BNP Paribas, Credit Agricole Corporate and Investment Bank, Deutsche Bank AG, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ) as swap providers (the “Swap Providers”) and (vi) Deutsche Bank AG Filiale Deutschlandgeschäft as security agent for the Lenders and the Swap Providers and as bookrunner.

1                                         Definitions

1.1                              In this letter:

“Enforcement Action” means:

(a)                                in relation to any Liabilities:

(i)                           the acceleration of any Liabilities or the making of any declaration that any Liabilities are due and payable or payable on demand;

(ii)                        any demand against any Group Member under any security, guarantee or surety provided of that Group Member;

(iii)                     the exercise of any right of set-off, account combination or payment netting against any Group Member in respect of any Liabilities other than ordinary netting under any swap or derivative contract; and

(iv)                    the premature termination or close-out of any swap or derivative transaction under any swap or derivative contract entered into with any Group Member in respect of any Liabilities;

(b)                                the taking of any steps to enforce or require the enforcement of any Encumbrance granted by any Group Member (including any arrest of any vessel for a claim in excess of $5,000,000 or any other enforcement of any mortgage over any vessel or any other asset of any Group Member the crystallisation of any floating charge or redirecting the earnings of any vessel or the other assets of any Group Member), except for any enforcement of assignment of insurances in relation to a total loss or other significant insured event; or

(c)                                 the petitioning or applying for any Insolvency Proceeding;

“Group” means the Borrower and each of its Subsidiaries, and a “Group Member” means any of them;

“Insolvency Proceedings” means any bankruptcy, liquidation, reconstruction, winding up, dissolution, administration or reorganisation of any Group Member, or any of such Group Member’s assets or a composition, compromise, assignment or arrangement with any creditor of any Group Member or any suspension of payments or moratorium of any indebtedness of any such Group Member, or any other insolvency proceedings or any analogous procedure or step in any jurisdiction (including the appointment of any liquidator, receiver, administrator, trustee or similar officer), including but not limited to, any chapter 11 cases in the United States of America;

“Liabilities” means any and all Financial Indebtedness of any Group Member in excess of $5,000,000; and

“Termination Event” shall have the meaning given to it in paragraph 5.1 below.

1.2                              All other terms and expressions used in this letter shall have the same meaning given to them in the Loan Agreement unless expressly defined in this letter or the context otherwise requires.

1.3                              This letter is designated as a Finance Document.

2                                         Request

We refer to the Loan Agreement and to your letter to us dated 5 January 2016 requesting a temporary waiver (the “Collateral Maintenance Waiver”) of compliance with clause 10.10 (Additional Security) of the Loan Agreement (the “Collateral Maintenance Covenant”) and as a consequence, the right of the Agent to request that the Borrower comply with clause 10.10.1, 10.10.2 or 10.10.3 in accordance with the Collateral Maintenance Covenant for the fiscal quarter ending 31

December 2015 through and including 11:59pm (New York time) on 11 April 2016 (the “Collateral Maintenance Waiver Period”).

3                                         Section 547 & 548 of Title 11 of US Bankruptcy Code

The entry into by the Finance Parties, and covenants to perform in accordance with, this letter hereby constitutes “new value” and “reasonably equivalent value”, as those terms are used in section 547 and 548 of Title 11 of the United States Bankruptcy Code, received by the Security Parties as of the closing of this letter in contemporaneous exchange for the entry into by the Security Parties, and covenants to perform in accordance with, this letter.

4                                         Waiver and Conditions

We hereby agree to waive your compliance with the Collateral Maintenance Covenant during the Collateral Maintenance Waiver Period, subject to the following conditions being satisfied:

(a)                                 prepayment by the Borrower of the Repayment Installment in the amount of five million, seventy-five thousand Dollars ($5,075,000) originally due on 11 April 2016 together with accrued interest and, subject to any Break Costs, but without premium or penalty;

(b)                                the Collateral Maintenance Waiver shall apply only in relation to the Collateral Maintenance Waiver Period;

(c)                                 on the date of this letter, you provide us with a copy (with an original to follow) of a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Agent pursuant to clauses 2.1.1 and 2.1.2 of the third supplemental agreement dated 9 July 2014 relating to the Loan Agreement have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified; and

(d)                                you provide us with the Borrower’s and each Collateral Owner’s monthly cash position reports at the date of this letter, on 11 March 2016 and on 11 April 2016, in each case as of the end of the prior month.

5                                         Termination of Collateral Maintenance Waiver

5.1                              The Collateral Maintenance Waiver shall cease to apply automatically and with immediate effect if any event specified in clause 5.1(a) to (h) below occurs (each a “Termination Event”), unless such Termination Events are expressly waived by the Agent, acting on the instructions of the Majority Lenders:

(a)                                an Event of Default has occurred;

(b)                                you are in breach of any of your obligations under this letter;

(c)                                 the Collateral Maintenance Waiver Period has expired;

(d)                                any creditor takes Enforcement Action against any Group Member and such Enforcement Action triggers an event of default (however described in any other agreement relating to Financial Indebtedness), which is not waived or forborne; or

(e)                                 any Group Member petitions or applies for any Insolvency Proceedings.

5.2                              After the termination of this letter, each of the Finance Parties shall be released from all of its obligations under this letter and may take any Enforcement Action after such termination in accordance with the terms of the Finance Documents.

6                                         Reservation of Rights

Nothing in this letter shall prevent the Finance Parties from taking any Enforcement Action after the Collateral Maintenance Waiver Period in respect of any Event of Default which has occurred or may occur during the Collateral Maintenance Waiver Period or which occurs and continues after the termination of this letter, regardless of whether such Event of Default occurred prior to or during the Collateral Maintenance Waiver Period.  Accordingly, this letter shall not constitute any waiver by the Finance Parties of any breach or default by any Group Member and the Finance Parties reserve all rights in relation thereto, except as otherwise expressly set out in this letter and subject only to the terms of this letter.

7                                         Undertakings

7.1                              You shall promptly notify us of any event of default (howsoever defined) relating to any Financial Indebtedness in respect of any Group Member which is not otherwise waived or forborne.

7.2                               You shall promptly notify us if:

(i)        a Termination Event occurs or is reasonably likely to occur; or

(ii)       any Enforcement Action is commenced against a Group Member or is reasonably likely to occur.

7.3                              You shall promptly notify us if any Group Member enters into any amendment or waiver in relation to any agreement in respect of any Financial Indebtedness of any Group Member and shall inform the Agent of the content of the proposed amendment or waiver.

8                                         Continuing Security

You confirm that any Encumbrance created and/or any guarantee granted by the Security Parties in favour of any of the Finance Parties remains in full force and effect and is not in any way affected by this letter.

9                                         Counterparts and applicable law

9.1                              This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

9.2                              This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this letter by signing and returning a duplicate of this letter to us.

Yours faithfully

/s/ Sven Walther	/s/ Franz-Josef Ewerhardy
Walther	Ewerhardy

For and on behalf of

Deutsche Bank Luxembourg S.A.

(as Agent acting on the instructions of the Majority Lenders)

[On Duplicate]

Confirmed and agreed on 11 March 2016

for an on behalf of

/s/ Apostolos Zafolias
Genco Shipping & Trading Limited
(as Borrower)

/s/ Apostolos Zafolias
Genco Lorraine Limited
Genco Pyrenees Limited
Genco Loire Limited
Genco Bourgogne Limited
Genco Picardy Limited
Genco Aquitaine Limited
Genco Normandy Limited
Genco Auvergne Limited
Genco Provence Limited
Genco Ardennes Limited
Genco Brittany Limited
Genco Languedoc Limited
Genco Rhone Limited
(as Collateral Owners and Guarantors)